Exhibit 99.1

Airgain® Reports Fourth Quarter and Full Year 2025 Financial Results

SAN DIEGO, CA, February 26, 2026 – Airgain, Inc. (NASDAQ: AIRG), a leading provider of advanced wireless connectivity solutions, today reported financial results for the fourth quarter and full year ended December 31, 2025.

"Throughout 2025, we made meaningful progress advancing our growth platforms, AirgainConnect and Lighthouse, completing key certifications, expanding customer trials, and strengthening our go-to-market foundation,” said Jacob Suen, President and CEO of Airgain. “In the fourth quarter, we continued that execution with focus and discipline, completing Lighthouse trials with a Tier 1 U.S. mobile network operator and a global tower provider in Latin America, while further expanding our AirgainConnect opportunity pipeline. We delivered $12.1 million in revenue during the quarter, while improving gross margin and maintaining disciplined operating expense management, reflecting the structural progress we have made in strengthening our operating model. Importantly, last week we acquired the HPUE product line assets from Nextivity, marking a strategic milestone that expands our system-level connectivity portfolio and strengthens our vehicle gateway capabilities. These field-proven assets enhance our ability to support mission-critical mobile connectivity across enterprise, utility, and public safety applications, while reinforcing our long-term platform strategy. As we enter 2026, Airgain is focused on scaling our platforms and converting growing customer engagement into commercial deployments, supported by a disciplined and capital-efficient operating model and expanding platform momentum.”

Fourth Quarter 2025 and Recent Operational Highlights

•
In February 2026, acquired HPUE product line assets from Nextivity, strengthening Airgain’s system-level connectivity portfolio
•
Expanded and diversified the AC-Fleet opportunity pipeline, with approximately half of Tier 1 and Tier 2 opportunities outside of first responder end markets
•
Successfully completed Lighthouse trials with a Tier 1 U.S. mobile network operator and a top five global tower operator in Latin America
•
Established the Company’s first U.S. commercial integrator partnership to support Lighthouse deployments
•
Engaged former President of AT&T Global Business Solutions Frank Jules as Strategic Advisor to the CEO, with a focus on strengthening enterprise and carrier go-to-market engagement

Fourth Quarter 2025 Financial Highlights

GAAP

•
Sales of $12.1 million
•
GAAP gross margin of 44.8%
•
GAAP operating expenses of $7.9 million
•
GAAP net loss of $2.4 million or $(0.20) per share

Non-GAAP

•
Non-GAAP gross margin of 46.3%
•
Non-GAAP operating expenses of $5.9 million
•
Non-GAAP net loss of $0.3 million or $(0.03) per share
•
Adjusted EBITDA of ($0.2) million

Fourth Quarter 2025 Financial Results

Sales for the fourth quarter of 2025 were $12.1 million, of which $7.3 million was generated from the consumer market, $4.3 million from the enterprise market, and $0.5 million from the automotive market. Sales decreased by 13.5%, or $1.9 million in the fourth quarter of 2025 compared to $14.0 million in the third quarter of 2025. Consumer sales increased by $0.7 million from the third quarter of 2025 driven by increased Wi-Fi 7 antenna shipments. Enterprise sales decreased by $2.6 million from the third quarter of 2025, primarily due to lower embedded modems and enterprise antennas sales. Automotive sales were flat sequentially. Sales for the fourth quarter of 2025 decreased by 19.6%, or $3.0 million from $15.1 million in the same quarter a year ago, primarily due to lower sales of $2.8 million from the automotive market, and $1.1 million from the enterprise market, offset by higher sales of $0.9 million from the consumer market.

GAAP gross profit for the fourth quarter of 2025 was $5.4 million, compared to $6.1 million for the third quarter of 2025 and $6.4 million for the same quarter a year ago. Non-GAAP gross profit for the fourth quarter of 2025 was $5.6 million, compared to $6.2 million for the third quarter of 2025 and $6.5 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the fourth quarter of 2025 was 44.8%, compared to 43.6% for the third quarter of 2025 and 42.2% for the same quarter a year ago. The increase in gross margin compared to the third quarter of 2025 was primarily due to a higher consumer product margin and operational efficiencies. The increase in gross margin compared to the same quarter a year ago was primarily due to improved enterprise and consumer product margins. Non-GAAP gross margin for the fourth quarter of 2025 was 46.3% compared to 44.4% for the third quarter of 2025 and 43.4% for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the fourth quarter of 2025 were $7.9 million, compared to $7.1 million for the third quarter of 2025 and $8.3 million for the same quarter a year ago. Operating expenses for the fourth quarter of 2025, compared to the third quarter of 2025, increased primarily due to higher stock-based compensation expenses. Operating expenses for the fourth quarter of 2025, compared to the same quarter a year ago, decreased primarily due to lower employee and engineering product development expenses, partially offset by higher outsourcing services. Non-GAAP operating expenses for the fourth quarter of 2025 were $5.9 million compared to $6.1 million in the third quarter of 2025 and $6.5 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the fourth quarter of 2025 was $2.4 million or ($0.20) per share (based on 12.0 million shares), compared to net loss of $1.0 million or ($0.08) per share (based on 11.8 million shares) for the third quarter of 2025 and net loss of $2.0 million or ($0.17) per share (based on 11.4 million shares) for the same quarter a year ago. Non-GAAP net loss for the fourth quarter of 2025 was $0.3 million or ($0.03) per share (based on 12.0 million shares), compared to a non-GAAP net income of $0.1 million or $0.01 per share (based on 11.9 million diluted shares) for the third quarter of 2025 and a non-GAAP net income of $33.0 thousand or $0.00 per share (based on 12.3 million diluted shares) for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2025 was $(0.2) million, compared to $0.3 million for the third quarter of 2025 and $0.2 million for the same quarter a year ago (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Full Year 2025 Financial Highlights

GAAP

•
Sales of $51.8 million
•
GAAP gross margin of 43.5%
•
GAAP operating expenses of $31.0 million
•
GAAP net loss of $6.4 million or ($0.54) per share

Non-GAAP

•
Non-GAAP gross margin of 44.6%
•
Non-GAAP operating expenses of $25.1 million
•
Non-GAAP net loss of $2.0 million or ($0.17) per share
•
Adjusted EBITDA of ($1.5) million

Full Year 2025 Financial Results

Sales for the full year of 2025 were $51.8 million, of which $26.1 million was generated from the consumer market, $22.6 million from the enterprise market, and $3.1 million from the automotive market. Sales decreased by $8.8 million or 14.6% for 2025 compared to $60.6 million in 2024. Consumer sales increased by $4.4 million from $21.7 million in 2024 driven primarily by higher antenna sales to cable and mobile network operators. Enterprise sales decreased by $6.9 million from $29.5 million in 2024 primarily driven by lower loT custom products and enterprise antennas sales. Automotive sales decreased $6.3 million from $9.4 million in 2024 primarily due to lower aftermarket sales.

GAAP gross profit for the full year of 2025 was $22.5 million compared to $24.8 million in 2024. Non-GAAP gross profit for the full year of 2025 was $23.1 million compared to $25.5 million in 2024 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the full year of 2025 was 43.5%, compared to 40.9% in 2024. The increase in gross margin in 2025 was primarily driven by improved enterprise and consumer product margins and operational efficiencies. Non-GAAP gross margin for the full year of 2025 was 44.6%, compared to 42.0% in 2024 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the full year of 2025 were $31.0 million, compared to $33.7 million in 2024. The decrease in operating expense was primarily due to lower employee expenses and engineering product development expenses. Non-GAAP operating expense for the full year of 2025 was $25.1 million, compared to $26.8 million in 2024 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for 2025 was $6.4 million or ($0.54) per share (based on 11.8 million shares), compared to a net loss of $8.7 million or ($0.79) per share (based on 11.1 million shares) in 2024. The $2.3 million decrease in net loss was due to lower operating expenses and an employee retention credit gain in 2025, which largely offset the lower gross profit from lower sales. Non-GAAP net loss for 2025 was $2.0 million or ($0.17) per share (based on 11.8 million shares), compared to a net loss of $1.4 million or ($0.12) per share (based on 11.1 million diluted shares) in 2024 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2025 was ($1.5) million, compared to ($0.8) million in 2024 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Quarter 2026 Financial Outlook

GAAP

•
Sales are expected to be in the range of $10.5 million to $12.5 million, or $11.5 million at the midpoint
•
GAAP gross margin is expected to be in the range of 42.3% to 45.3%
•
GAAP operating expense is expected to be approximately $7.1 million
•
GAAP net loss per share is expected to be $(0.17) at the midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 43.5% to 46.5%
•
Non-GAAP operating expense is expected to be approximately $6.0 million
•
Non-GAAP net loss per share is expected to be $(0.07) at the midpoint
•
Adjusted EBITDA is expected to be $(0.7) million at the midpoint

The Company's financial outlook for the three months ending March 31, 2026, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Management will hold a conference call on Thursday February 26, 2026, at 5:00 PM Eastern Time (2:00 PM Pacific Time) to discuss financial results for the fourth quarter and year ended December 31, 2025.

Management will host the presentation, followed by a question-and-answer period.

Date: February 26, 2026

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Dial-In: 877 407-2988 or 201 389-0923 or Call Me

Confirmation #: 13757859

The conference call will be broadcast simultaneously and be available for replay via the investor section of the company’s website at investors.airgain.com.

For webcast access, please follow the web address below to register for the conference call.

Registration: Here

A replay of the webcast will be available via the registration link after 8:00 PM Eastern Time until February 27, 2027.

About Airgain, Inc.

Headquartered in San Diego, California, Airgain, Inc. (NASDAQ: AIRG) is a leading provider of advanced wireless connectivity solutions that drive cutting-edge innovation in 5G technology. We are committed to delivering high-performance, cost-effective, and energy-efficient wireless solutions that enable rapid market deployment. Our mission is to connect the world through integrated, innovative, and optimized wireless solutions. Our diverse product portfolio serves three primary markets: enterprise, automotive, and consumer. For more information, visit airgain.com, or follow us on LinkedIn and X.

Airgain, AirgainConnect, and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our expectations about our pipeline, our roadmap for scalable, long-term growth, the potential to strengthen enterprise and carrier go-to-market engagement, and our first quarter 2026 financial outlook. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our, our contract manufacturers' and our customers' ability to obtain necessary components in our respective supply chains, including with respect to memory semiconductors which suppliers may redirect toward higher-margin AI applications, may delay our volume ramp timelines, increase our costs and negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition, and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; emerging satellite-to-device connectivity technologies may reduce demand for terrestrial wireless solutions or require significant engineering investment to address hybrid connectivity requirements; the potential for partnerships, strategic alliances and advisors to not meet expectations; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages, including with respect to memory chips, and logistics delays within the supply chain that our products are used in, and uncertainty regarding tariffs and trade policies and their potential impact, as well as in each case, their adverse effect on general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, workforce reduction severance and exit costs, and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, workforce reduction severance, and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

investors@airgain.com

Airgain Investor Contact

Matt Glover

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$7,358	$8,510
Trade accounts receivable, net	12,775	11,671
Inventories	3,580	3,952
Prepaid expenses	868	1,166
Other current assets	1,177	532
Total current assets	25,758	25,831
Property and equipment, net	1,696	1,993
Operating lease right-of-use assets	4,166	3,901
Goodwill	10,845	10,845
Intangible assets, net	2,787	5,799
Other assets	85	74
Total assets	$45,337	$48,443
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,214	$9,499
Accrued compensation	1,157	2,041
Accrued liabilities and other	1,790	1,872
Short-term lease liabilities	821	89
Total current liabilities	12,982	13,501
Deferred tax liability	186	163
Long-term lease liabilities	3,880	3,810
Total liabilities	17,048	17,474
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 12,666 shares issued and 12,125 shares outstanding at December 31, 2025; and 12,070 shares issued and 11,529 shares outstanding at December 31, 2024	127,292	123,546
Treasury stock, at cost: 541 shares at December 31, 2025 and 2024	(5,364)	(5,364)
Accumulated deficit	(93,635)	(87,209)
Accumulated other comprehensive (loss) income	(4)	(4)
Total stockholders’ equity	28,289	30,969
Total liabilities and stockholders’ equity	$45,337	$48,443

Airgain, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Sales	$12,125	$14,018	$15,083	$51,779	$60,599
Cost of goods sold	6,690	7,907	8,719	29,234	35,797
Gross profit	5,435	6,111	6,364	22,545	24,802
Operating expenses:
Research and development	2,350	2,141	2,773	9,542	11,864
Sales and marketing	2,298	2,144	2,301	9,325	9,203
General and administrative	3,207	2,793	3,270	12,161	12,663
Total operating expenses	7,855	7,078	8,344	31,028	33,730
Loss from operations	(2,420)	(967)	(1,980)	(8,483)	(8,928)
Other income (expense):
Employee retention credit refund	—	—	—	1,989	—
Interest income, net	17	13	(33)	351	115
Other (expense), net	(13)	—	23	(210)	(27)
Total other income, net	4	13	(10)	2,130	88
Loss before income taxes	(2,416)	(954)	(1,970)	(6,353)	(8,840)
Income tax expense (benefit)	25	10	(7)	73	(152)
Net loss	$(2,441)	$(964)	$(1,963)	$(6,426)	$(8,688)
Net loss per share:
Basic	$(0.20)	$(0.08)	$(0.17)	$(0.54)	$(0.79)
Diluted	$(0.20)	$(0.08)	$(0.17)	$(0.54)	$(0.79)
Weighted average shares used in calculating loss per share:
Basic	12,013	11,791	11,416	11,840	11,053
Diluted	12,013	11,791	11,416	11,840	11,053

Airgain, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Years Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(6,426)	$(8,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	463	548
Amortization of intangible assets	3,235	3,029
Stock-based compensation	2,964	4,635
Deferred tax liability	23	11
Amortization of prepaid assets	—	132
Changes in operating assets and liabilities:
Trade accounts receivable	(1,104)	(4,297)
Inventories	372	(1,549)
Prepaid expenses and other current assets	(346)	(316)
Other assets	(12)	96
Accounts payable	(285)	2,928
Accrued compensation	(508)	668
Accrued liabilities and other	(26)	(576)
Lease liabilities	537	(148)
Net cash used in operating activities	(1,113)	(3,527)
Cash flows from investing activities:
Purchases of property and equipment	(166)	(178)
Purchases of intellectual property	(223)	—
Net cash used in investing activities	(389)	(178)
Cash flows from financing activities:
Proceeds from at-the-market common stock offering, net of offering costs	167	4,116
Payments for withholding taxes related to net share settlement of equity awards	(191)	(94)
Issuance of shares for stock purchase and option plans	374	279
Net cash provided by financing activities	350	4,301

Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	—	(7)

Net (decrease) increase in cash, cash equivalents and restricted cash	(1,152)	589
Cash, cash equivalents, and restricted cash; beginning of period	8,565	7,976
Cash, cash equivalents, and restricted cash; end of period	$7,413	$8,565

Airgain, Inc.

(in thousands)

(unaudited)

Sales by Target Market

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
Target Market	2025	2025	2024	2025	2024
Consumer	$7,373	$6,658	$6,499	$26,082	$21,691
Enterprise	4,277	6,870	5,338	22,640	29,497
Automotive	475	490	3,246	3,057	9,411
Total sales	$12,125	$14,018	$15,083	$51,779	$60,599

Reconciliation of GAAP to Non-GAAP Gross Profit

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Gross profit	$5,435	$6,111	$6,364	$22,545	$24,802
Stock-based compensation	86	18	91	216	311
Amortization of intangible assets	89	88	89	355	355
Non-GAAP gross profit	$5,610	$6,217	$6,544	$23,116	$25,468

Reconciliation of GAAP to Non-GAAP Gross Margin

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Gross margin	44.8%	43.6%	42.2%	43.5%	40.9%
Stock-based compensation	0.7%	0.2%	0.6%	0.4%	0.5%
Amortization of intangible assets	0.8%	0.6%	0.6%	0.7%	0.6%
Non-GAAP gross margin	46.3%	44.4%	43.4%	44.6%	42.0%

Reconciliation of GAAP to Non-GAAP Operating Expenses

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Operating expenses	$7,855	$7,078	$8,344	$31,028	$33,730
Stock-based compensation expense	(988)	(362)	(1,210)	(2,748)	(4,324)
Amortization of intangible assets	(920)	(654)	(646)	(2,880)	(2,613)
Severance and exit costs	—	6	—	(280)	—
Non-GAAP operating expenses	$5,947	$6,068	$6,488	$25,120	$26,793

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to Non-GAAP Net (Loss)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Net loss	$(2,441)	$(964)	$(1,963)	$(6,426)	$(8,688)
Employee retention credit refund	—	—	—	(1,989)	—
Stock-based compensation expense	1,074	380	1,301	2,964	4,635
Amortization of intangible assets	1,009	742	735	3,235	2,968
Severance and exit costs	—	(6)	—	280	—
Other income	17	(15)	(33)	(141)	(115)
Income tax expense (benefit)	25	10	(7)	73	(152)
Non-GAAP net income (loss) attributable to common stockholders	$(316)	$147	$33	$(2,004)	$(1,352)

Non-GAAP net income (loss) per share:
Basic	$(0.03)	$0.01	$0.00	$(0.17)	$(0.12)
Diluted	$(0.03)	$0.01	$0.00	$(0.17)	$(0.12)
Weighted average shares used in calculating non-GAAP net income (loss) per share:
Basic	12,013	11,791	11,416	11,840	11,053
Diluted	12,013	11,941	12,339	11,840	11,053

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2025	2025	2024	2025	2024
Net loss	$(2,441)	$(964)	$(1,963)	$(6,426)	$(8,688)
Employee retention credit refund	—	—	—	(1,989)	—
Stock-based compensation expense	1,074	380	1,301	2,964	4,635
Depreciation and amortization	1,133	845	865	3,698	3,516
Severance and exit costs	—	(6)	—	280	—
Other income	17	(15)	(33)	(141)	(115)
Income tax expense (benefit)	25	10	(7)	73	(152)
Adjusted EBITDA	$(192)	$250	$163	$(1,541)	$(804)

Q1-2026 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and Adjusted EBITDA
For the Three Months Ended March 31, 2026
(dollars in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	43.8%	GAAP operating expenses	$7.1
Stock-based compensation	0.4%	Stock-based compensation	(0.4)
Amortization	0.8%	Amortization	(0.7)
Non-GAAP gross margin	45.0%	Non-GAAP operating expenses	$6.0

Net Loss Reconciliation		Net Loss per Share Reconciliation(1):
GAAP net loss	$(2.1)	GAAP net loss per share	$(0.17)
Stock-based compensation	0.5	Stock-based compensation	0.03
Amortization	0.8	Amortization	0.07
Non-GAAP net loss	$(0.8)	Non-GAAP net loss per share	$(0.07)

Adjusted EBITDA Reconciliation
GAAP net loss	$(2.1)
Stock-based compensation	0.5
Depreciation and amortization	0.9
Adjusted EBITDA	$(0.7)

(1) Amounts are based on 12.1 million basic and 12.3 million diluted weighted average shares outstanding.